Exhibit 14.1

Code of Business Conduct & Ethics

Effective June 26, 2015

Contents

A.	CODE OF BUSINESS CONDUCT & ETHICS		4

	1	INTRODUCTION	4

	2	PURPOSE	4

	3	SCOPE	4

	4	OBJECTIVE	4

	5	RELATIONSHIP TO MAJESCO VALUES	4

B.	STANDARDS EXPECTED OF STAKEHOLDERS		5

	1	DISCIPLINE AND DECORUM	5

		Dress Code Policy	5

		Unlawful Harassment Policy	5

		Use of Organization resources	5

		Smoking	6

		Locations in India	6

		Locations outside India	6

		Alcohol & Drug Abuse	7

		Betting & Gambling	7

		Managing Personal Belongings	7

		Security	8

		Illegal Activity	8

		Use of Electronic Communication	8

		Software License Compliance	8

		Guideline for disciplinary action	9

1

	Grievance Handling	9

2	NATIONAL INTEREST	9

3	EQUAL OPPORTUNITIES EMPLOYER	9

4	CORPORATE BUSINESS OPPORTUNITIES	10

5	FINANCIAL REPORTING AND RECORDS	10

6	GOVERNMENT AGENCIES	11

7	COMPLIANCE WITH APPLICABLE LAWS	12

8	POLITICAL NON-ALIGNMENT	13

9	CONFLICTS OF INTEREST	13

	Concurrent Employment	13

	Business Interests	13

	Related Parties	14

	Professional Activities outside the Organization:	14

	NGO’s	14

	Social or Religious Activities:	14

10	POLITICAL ACTIVITIES	15

	Lobbying/Campaign Funding Restrictions	15

11	ORGANIZATION PROPERTY	16

12	CONFIDENTIALITY OF ORGANIZATION INFORMATION	16

	Non-disclosure of confidential information	16

	Compliance to Corporate policies	16

13	PUBLIC REPRESENTATION OF THE ORGANIZATION	17

14	FAIR DEALING	17

	Giving and accepting gifts	17

15	TRADING OF THE ORGANIZATION SHARES	17

2

16	SHAREHOLDERS	18

17	ETHICAL CONDUCT	18

18	INTEGRITY OF INFORMATION/RECORDS	18

19	CORPORATE CITIZENSHIP	18

20	THE ENVIRONMENT	18

21	WHISTLEBLOWER	18

22	WAIVERS AND AMENDMENTS	19

23	COMPLIANCE STANDARDS AND PROCEDURES	20

24	SELF DECLARATION	22

25	APPENDIX	23

	Work Attire	23

	Sexual and other Unlawful Harassment Policy	23

	Prohibited Conduct	24

	Problem Resolution	25

	Equal Opportunity Policy	26

	Purpose	26

3

A.	CODE OF BUSINESS CONDUCT & ETHICS

1	INTRODUCTION

This Code of Business Conduct & Ethics (the “Code”) applies to all employees, directors and officers of MAJESCO and its group companies (hereinafter referred to as the “Organization”), including the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions within the Organization (hereinafter collectively referred to as “Stakeholders”). This Code also applies to our relationships with Clients, Vendors, Customers, Partners, Competitors and other external agencies - statutory/others and society at large.

This Code covers a wide range of business practices and procedures and serves as a guide to ethical decision-making and behaviors expected of all Stakeholders. This Code does not cover every issue that may arise, but it sets out basic policies to guide all Stakeholders. All Stakeholders must become familiar with this Code and must conduct themselves in accordance with these policies and seek to avoid the appearance of improper behavior or to bring the Organization into disrepute.

Those who violate the policies in this Code will be subject to disciplinary action as described in the policy pertaining to the appropriate geography in which the Stakeholder is contracted to work.

2	PURPOSE

The purpose of this document is to outline the Code for Stakeholders of the Organization to comply with at all times during the performance of their roles and responsibilities

3	SCOPE

The scope of this code extends to all Stakeholders of the Organization. Stakeholders working from any client location will also observe the client’s policies in respect of conduct and related behaviours if any and as required.

4	OBJECTIVE

To ensure that a standard base line of general conduct and behaviors is established and followed by the Organization on a world wide basis.

5	RELATIONSHIP TO MAJESCO VALUES

☐ Respect for Individual	☐ Commitment to Results
☐ Pride in Work	☐ Customer Intimacy

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B.	STANDARDS EXPECTED OF STAKEHOLDERS

1	DISCIPLINE AND DECORUM

The Organization is committed towards providing a free and open work environment to all its Stakeholders. However, this freedom is construed to be misused if it obstructs the productivity, efficiency and success of the Stakeholder or others around him/her.

Dress Code Policy

Each Stakeholder is considered to be a brand ambassador of the Organization. It is hence very important that Stakeholders present themselves in a manner that reflects positively on themselves as well as the Organization.

Stakeholders must ensure that their conduct, personal behaviour and personal appearance are appropriate and professional when in the office of any site occupied by the Organization and during client or prospect interactions. Stakeholders must maintain a professional and personal appearance which is in line with the guidelines specified in the Dress Code Policy in the Appendix to this Code.

Unlawful Harassment Policy

The Organization is an equal opportunity employer and unlawful harassment of any kind including (but not limited to) sexual harassment is strictly forbidden. The Organization is committed to ensuring that all Stakeholders are treated fairly and equitably in an environment free from unlawful harassment on the basis of sex, race, color, religion, age, disability, national origin, or any other legally protected classification. In particular, sexual harassment is an unacceptable form of behavior which will not be tolerated by the Organization under any circumstances. All complaints of unlawful harassment will be treated seriously and will be dealt with promptly. The Organization will have due regard to confidentiality in conjunction with the Organization’s need to conduct a reasonable investigation of the matters complained of. Disciplinary action will be taken against any Stakeholder who has been found following a proper investigation to have breached this policy details of which can be found in the Sexual and other Unlawful Harassment Policy in the Appendix to this Code.

Use of Organization resources

All resources provided by the Organization must be used with a sense of responsibility and not as a matter of right. Care has to be taken not to damage, loan out, sell or misplace any organization asset provided to you and any misuse will be considered a violation of integrity as a value and may bring on disciplinary action.

In the event that any Stakeholder misplaces an Organization asset, the stakeholder must immediately report the same to his immediate supervisor, manager and the F&L/TIS representative. Please refer to the Security Policies on the Information Security Section on the intranet site for more details.

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Smoking

Locations in India

In the interest of Public health, the ministry of Health & Family Welfare, Government of India has recently issued a notification for the prohibition of smoking of cigarettes and other tobacco products in public places.

This prohibition applies to our workplace/s and all the Organization offices in India will be completely smoke free with immediate effect. We will adhere to the notification in full and smoking is prohibited in and around the office premises including terraces, staircases, garages, basements etc.

All Stakeholders are required to cooperate and abide by the notification with immediate effect.

Locations outside India

Smoking is not permitted in public places in certain geographies in compliance with local statue or state law. The Organization feels responsible for maintaining a healthy and safe work environment for all of its Employees and visitors to its offices and locations world wide while respecting individual preferences. Smoking is therefore restricted in all interior locations but provisions have been made where appropriate for Employees who are either smokers or non smokers.

Designated smoking areas

•	There are open areas designated as smoking zones in every location of the Organization where there is no statute against smoking. Stakeholders are expected to smoke only in those areas.

•	Smoking in wash rooms or in your private offices is strictly prohibited. The majority of offices are equipped with smoke detectors that can be triggered if any employee tries to smoke in prohibited areas.

•	It is the responsibility of all Employees who use the designated smoking area to keep it clean. Throwing cigarette butts and ash around will mean that the Organization may review this policy or consider disciplinary action.

•	Smoking is prohibited at all times in Organization vehicles and if you are travelling in a non-Organization vehicle you must consider the preferences of fellow Majescians if they are travelling with you on business.

•	Employees who use the designated smoking areas should take into consideration the non smoking visitors in those areas.

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Alcohol & Drug Abuse

The Organization recognizes that its future is dependent on the physical and psychological health, safety and general well being of its Employees.

Alcohol and drug abuse can significantly affect an Employee’s health in turn affecting his performance, while damaging workplace morale as well as presenting a danger to co workers. Employees with drug or alcohol dependency problems may indulge in sporadic absenteeism and may even abuse or endanger fellow workers. To prevent this occurrence and help the Employees suffering from any such condition the Organization has detailed the following restrictions on the use of alcohol and prohibition of drug use.

•	The Organization prohibits the possession, consumption, manufacture, distribution or advertisement of alcohol or drugs in any of the locations that it occupies offices on a world wide basis.

•	Any Stakeholder who violates this policy may be subject to disciplinary action, including termination of services.

•	The Organization reserves the right to revoke the “Offer of Employment” made in the event that a pre-employment medical test, wherever applicable, reveals or confirms conclusively either alcohol or drug abuse.

The Organization reserves the right to report any drug-related crimes that occur in the workplace to the appropriate law enforcement agency.

Betting & Gambling

The Organization prohibits all forms of betting and gambling at any location occupied by it and during Employee working hours. Breach of this policy may result in disciplinary action up to and including termination.

Managing Personal Belongings

The Organization believes that personal belongings of the Employees are primarily their responsibility however this section of the Code deals with instances regarding personal belongings.

The Organization assists Employees in taking care of their personal belongings by providing them with drawers and lockers, in some cases, where they can keep their belongings safely. If you do not have a locker or drawer to safely store your personal belongings you may not leave them on the premises and must take them home or to your overnight accommodation for safe keeping.

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Security

To protect our information systems and information resources; deal effectively with electronic attacks and natural disasters; and to ensure that our information systems are always available for authorized use, the Organization has put in place an Information Security Management System (ISMS). The ISMS incorporates security policies aimed at minimizing the impact of such threats on the Organization and its Stakeholders. The ISMS policies apply to the entire corporate infrastructure, including Stakeholders and individuals authorized to use the Organization’s information systems.

It is the responsibility of every Employee to contribute towards the maintenance of security of our information systems, please refer to the Information Security Section on the intranet site for Best Practices.

Illegal Activity

No stakeholder shall commit or condone an illegal act or instruct another stakeholder to do so. No stakeholder will introduce or possess firearms; explosives, knives, or any instruments at any time while conducting him/herself on behalf of the Organization.

A stakeholder will disclose all crimes the stakeholder has been convicted of which bear a direct relationship on the stakeholder’s employment, including, but not limited to, a conviction under a state or federal statute for fraud, embezzlement, theft, forgery, falsification or destruction of records or receiving stolen property

Use of Electronic Communication

The Organization’s electronic information resources and telephonic communication systems should be used primarily for business-related purposes. Stakeholders have the responsibility to use the Organization’s electronic information resources and telephonic communication systems in a professional, ethical, and lawful manner.

Electronic Information Resources include, but are not limited to: the Organization’s network, computers, workstations, software, hardware, Internet/Intranet, electronic messaging systems (e-mail), fax machines, and palm devices.

Telephonic Communication Systems include, but are not limited to: voice mail, telephones, pagers, and cellular phones.

Software License Compliance

All stakeholders shall be responsible and accountable for the proper use of software installed on their machines. They will need to ensure that they utilize software obtained and installed on their machines through the defined procurement process in the organization and not through any other means. All stakeholders understand that if software usage non-compliance is detected during any internal or external audit, it will

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lead to disciplinary action against the individual concerned, in conformance with the organization’s disciplinary procedure.

Guideline for disciplinary action

The Organization is committed towards providing a free and open work environment to all its Stakeholders to create easy access across levels and functions. Such openness can lead to improvement only in a disciplined environment where people conform to rules, policies and procedures.

All Stakeholders are accountable for compliance with these rules, and with all the policies, procedures and guidelines by the Organization. Any stakeholder involved in acts of misconduct will face disciplinary action in accordance with the local Disciplinary Action Policy. Please refer to the policy on Prohibited Conduct for details.

Grievance Handling

The standard procedure for grievance handling in the Organization is detailed in the Policy for Problem Resolution.

2	NATIONAL INTEREST

The Organization is committed to benefiting the economic development of the countries in which it operates. The Organization’s management practices and business conduct shall be in accordance with the laws of the geography in which they operate.

The Organization, in the course of its business activities, shall respect the culture, customs and traditions of each country and region in which it operates around the world. It shall conform to trade procedures, including licensing, documentation and other necessary formalities, as applicable.

3	EQUAL OPPORTUNITIES EMPLOYER

The Organization recognizes that it is essential to provide equal opportunities in relation to employment for all persons without unlawful discrimination. This Code sets out the Organization’s position on equal opportunities in all aspects of employment, including recruitment, assignments, compensation, promotions, discipline and termination and provides guidance and encouragement to Stakeholders at all levels to act fairly and prevent unlawful discrimination on the basis of sex, race, caste, colour, religion, marital status, national origin, disability, age, or any other legally protected classification under the laws applicable to the geography in which a relevant section of the Organization employs Majescians.

Our Code aims to promote diversity and equality in the workplace, as well as compliance with all laws, while encouraging the adoption of international best practices.

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Stakeholders of the Organization shall be treated with dignity and in accordance with the policy of maintaining a work environment free of all forms of unlawful discrimination, harassment or retaliation. Stakeholder policies and practices shall be administered in a manner consistent with applicable laws and other provisions of this Code, and with respect for the right to privacy and the right to be heard. The details can be found in the Equal Opportunities Policy of the Organization.

4	CORPORATE BUSINESS OPPORTUNITIES

In carrying out their duties and responsibilities, Stakeholders are prohibited from:

(a)          Appropriating corporate business opportunities for themselves that are discovered through the use of Organization resources or information or their position as Stakeholders;

(b)          Using Organization resources or information, or their position as Stakeholders, for personal gain; and

(c)          Competing with the Organization, directly or indirectly.

A corporate business opportunity is an opportunity which is in the Organization’s line of business or proposed expansion or diversification based on the Organization’s business plan, which the Organization is financially able to undertake and which may be of interest to the Organization.

Notwithstanding what is stated in 4 (c) of this Code:

Any Stakeholder who learns of such a corporate business opportunity and who wishes to avail of it should first disclose such opportunity by way of an email to the Head HR. Depending on the nature of the case the Head HR may take up the matter with the CEO & the President of the Organization. In the course of discussion if it is so determined that the Organization does not have an actual or expected interest in such opportunity, then, and only then, may the Stakeholder avail of it, provided that the Stakeholder has not wrongfully utilized the Organization’s resources in order to acquire such opportunity. The Stakeholder availing such opportunity will have to sever his engagement with the Organization before associating himself with the corporate business opportunity.

5	FINANCIAL REPORTING AND RECORDS

The Organization shall prepare and maintain its accounts honestly, fairly, accurately, timely and in accordance with the accounting and financial reporting standards which represent the generally accepted guidelines, principles, standards, laws and regulations applicable to the Organization and its business affairs.

Internal accounting and audit procedures shall reflect, fairly and accurately, all of the Organization’s business transactions and disposition of assets, and shall have internal controls to provide assurance to the Organization’s board and shareholders that the

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transactions are accurate and legitimate. All of the Organization’s books and records, accounts and financial statements shall be maintained in reasonable detail, shall appropriately reflect the Organization’s transactions and shall conform to the Organization’s system of internal controls. All required information shall be accessible to Organization auditors and other authorized parties and government agencies. There shall be no willful omissions of any Organization transactions from the books and records, no advance-income recognition and no hidden bank account and funds. The accurate and timely reporting of the Organization’s financial results and financial condition requires that all financial information be recorded promptly and accurately and that the Organization’s systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations.

The Organization’s senior management team is, in particular, responsible for ensuring the full, fair, accurate, timely and understandable disclosure in reports and documents that the Organization will file with, or submit to the, the US Securities and Exchange Commission or other applicable regulatory authority and in other public communications made by the Organization. the Organization’s senior management team will review such draft filings and public communications before the filings or public communications are submitted or made and comply with the Organization’s disclosure controls and policies as in effect from time to time, which have been designed to ensure that the information required to be disclosed by the Organization in its filings and public communications is collected, processed, summarized and disclosed in a timely fashion, and accumulated and communicated to the appropriate persons.

Any willful, material misrepresentation of and / or misinformation on the financial accounts and reports shall be regarded as a violation of the Code, apart from inviting appropriate civil or criminal action under the relevant laws.

6	GOVERNMENT AGENCIES

The Organization and its Stakeholders shall not offer or give any Organization funds or property as a donation to any government agency or its representative, directly or through intermediaries, in order to obtain any favorable performance of official duties. No Stakeholder shall make, authorize, abet or collude in an improper payment, unlawful commission or bribing or other corruption activity.

Bribery is the offer or receipt of any gift, loan, payment, reward or other advantage to or from any person as an encouragement to do something dishonest, illegal or a breach of trust, in the conduct of the Organization’s business.

Corruption is the misuse of entrusted power for private gain, contravening applicable anti-bribery and anti-corruption legislation.

The Organization shall comply with all applicable and regulations in its dealings with governmental agencies and public officials and shall be transparent in all its dealings with such government agencies and public officials.

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The Organization and all Stakeholders will, in particular, conduct business in compliance with the US Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act, 2010 and other anti-bribery laws and regulations. The FCPA prohibits the making of a payment and/or the offering of anything of value to any foreign government official, government agency, political party or political candidate in exchange for a business favor or when otherwise intended to influence the action taken by any such individual or agency or to gain any competitive or improper business advantage. The FCPA also requires the Organization to maintain effective systems of internal controls. It is very important to know that the prohibitions of the FCPA apply to actions taken by all Stakeholders and by all outside parties engaged directly or indirectly by the Organization (e.g., consultants, professional advisers, etc.).

In addition, there are numerous laws and regulations regarding payments and gratuities to US Federal and State government personnel. The promise, offer or delivery directly or indirectly to a government official or an employee of the US Federal or State government of a gift, payment, favor, gratuity or other benefit may violate these laws and regulations and this Code and could constitute a criminal offense.

Given the complexity of the FCPA and the severe penalties associated with its violation, all Stakeholders are urged to contact the Legal Department at all times with any questions concerning their obligations and the Organization’s obligations under and in compliance with the FCPA and those laws and regulations.

7	COMPLIANCE WITH APPLICABLE LAWS

In carrying out their duties and responsibilities, all Stakeholders, contractors and vendors must comply with all provisions of laws and regulations of the countries in which The Organization operates. It is incumbent upon the stakeholder, contractor or vendor to gain sufficient knowledge of the laws touching his duties and responsibilities in order to recognize potential dangers and know when to seek advice from the legal department.

In addition, if any stakeholder becomes aware of any information that he or she believes constitutes evidence of a violation of any laws, rules or regulations applicable to the Organization or the operation of its business, by the Organization, or any stakeholder, then such stakeholder is responsible for bringing such information to the attention of the Chairman or Executive Chairman of the Board of Majesco (the “Chairman of the Board”) or such other person as designated in this regard.

At the same time violations of any law, regulation, rule or regulatory order on part of the stakeholder can subject the stakeholder to individual civil or criminal liability in addition to disciplinary action from the Organization.

In case of any questions or queries regarding applicable laws, the Stakeholders shall contact the Organization’s legal counsel as per the geography in which they are employed.

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8	POLITICAL NON-ALIGNMENT

The Organization and its Stakeholders shall abide by the laws of the country in which it or they operate.

The Organization shall not support any specific political party or candidate for political office. Stakeholders are precluded from any activity that could be interpreted as mutual dependence / favour with any political body or person, and shall not offer or give any Organization funds or property as donations to any political party, candidate or campaign.

9	CONFLICTS OF INTEREST

A Stakeholder shall be deemed to have an actual conflict of interest when he/she is performing a duty or function of the position and in the performance of that duty or function, has the opportunity to further his or her private interests. Every Stakeholder shall perform his or her duties conscientiously. He or she must avoid any situation in which there is an actual or apparent conflict of interest that could interfere or could be perceived to interfere with his or her judgement in making decisions in the best interests of the Organization. All Stakeholders are expected to promptly disclose all the circumstances that constitute an actual or apparent conflict of interest with all reasonable specifics. These disclosures shall be made to the Chairman of the Board in case of Directors or the CEO. Others shall report any necessary disclosures in relation to their immediate supervisor or HR depending on the case. Stakeholders are prohibited from exercising decision-making authority or exerting influence in any transaction in which they have a conflict of interest.

Following are examples of the situations that can constitute a conflict of interest but this list is not exhaustive.

Concurrent Employment

Stakeholders are expected to devote their full attention towards their job and perform their roles and responsibilities with undivided efforts. The Organization prohibits any stakeholder from accepting concurrent employment with a competitor, supplier, or customer of the Organization. In addition any areas of interest or other employment, including self-employment, which the stakeholder engages in outside of their normal hours of work and which might lead to a conflict of interest or the Stakeholder using Organization time and resources, must be disclosed immediately to the Organization through channels state above.

Business Interests

Employees shall declare at the time of joining the Organization and by the end of July of every subsequent year during the term of employment any business interests of the Employee that could create a potential conflict of interest under this Code. The declaration shall be given by way of an e-mail or a letter to the Head HR notwithstanding any outside business activity, all Stakeholders are required to act in the best interests of

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the Organization and if a declaration is made and which amounts to a conflict of interest which is unacceptable, the Organization can give appropriate notice to the Employee to cease any interest within a prescribed time frame.

Related Parties

The Employee must not be involved, in a significant role, in any business transaction with a party that has the Employee’s relative playing a major or indirect role. The relative would include father, mother, siblings, grand parents, children, spouse, in-laws, cousins, aunts, uncles, nieces and nephews. In the event of such transaction being unavoidable it must be disclosed by the Employee to his/her immediate superior.

The examples cited above are illustrative and not exhaustive. When in doubt ask your immediate supervisor. Also please see Clause 24 below which sets out Compliance Standards and Procedures.

The following examples are the situations that would not constitute a conflict of interest.

Professional Activities outside the Organization:

Stakeholders can be part of certain groups or Organizations outside the Organization as long as prior written approval has been given by the Employee’s immediate superior. Such other interests include office bearer of professional bodies, participating in professional knowledge sharing forums, being a faculty in part time or full-time degree or diploma programs, and publishing a book or paper.

The stakeholder must make sure that such an engagement (i) does not result in him/her sharing sensitive or propriety information about the Organization, (ii) does not interfere with the Stakeholder’s regular duties to the Organization, (iii) does not use the Organization’s materials, facilities or resources, (iv) does not compete with the work at the Organization and (v) is not otherwise contrary to the best interests of the Organization. The Stakeholder is free to retain any appointment but is expected to obtain written permission from his/her superior by email.

NGO’s

Honorary position in a non-profit Organization provided there is no Conflict of Interest.

Social or Religious Activities:

Participating in social or religious activities is not restricted as long as the Stakeholder participates as an individual and not as a representative of the Organization, there is no Conflict of Interest as described in this Code and the other provisions of this Code are otherwise adhered to.

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10	POLITICAL ACTIVITIES

Stakeholders are prohibited from engaging in political activities that interfere with or disrupt the Organization’s business. Accordingly, the following practices are prohibited on premises during work hours:

0	Soliciting monetary political contributions from any Stakeholder;

0	Soliciting any contribution of services or resources for political purposes from any Stakeholder;

0	Taking any personnel action or making any promise or threat of action with regard to any Stakeholder because of the giving or the withholding of a political contribution or service; and

0	Engaging in solicitation or politically motivated behavior that is harassing or discriminatory.

Lobbying/Campaign Funding Restrictions

Lobbying and campaign funding laws restrict the Organization from engaging in certain types of political activities. To guard against inadvertent violations, Stakeholders are subject to the following restrictions:

0	Political communications — Stakeholders are prohibited from using the Organization’s name, letterhead, or facilities (see below) in connection with any political communications.

0	Use of facilities — The use of the Organization’s resources in connection with political activities can constitute an illegal contribution to a political party or candidate. Accordingly, Stakeholders are not permitted to spend scheduled work time involved in campaign activities. Stakeholders also are prohibited from using the Organization’s facilities in connection with campaign or other political activities. Such facilities include, but are not limited to, telephones, e-mail, fax machines, interoffice mail, voice mail, photocopiers, and office supplies.

0	Contact with government officials — Any Stakeholder whose regular duties do not include contact with federal or state regulatory agencies or other government officials should consult with the CEO, CFO or the Legal Department before responding to any inquiry from government officials. Associates also should contact the CFO or the Legal Department before initiating contact with a government agency with respect to any non-routine or nontrivial compliance matter.

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11	ORGANIZATION PROPERTY

The assets of the Organization should be used by Stakeholders only for the legitimate business purposes and are strictly prohibited from using the assets of the Organization, confidential or proprietary information or other benefits of their position for their personal gain.

Any suspected incident of fraud, mismanagement of assets or theft should be immediately reported for investigation to the Chairman of the Board or such other person as may be designated in this regard.

Please refer to the policy regarding use of property and equipment which is available on the Organization’s intranet site.

12	CONFIDENTIALITY OF ORGANIZATION INFORMATION

All Stakeholders should at all times maintain the confidentiality of all confidential information and all records of the Organization, and must not make use of or reveal such information or records except in course of the performance of their duties or unless the documents or information becomes matter of general public knowledge.

Similarly, Stakeholders should not use the confidential information obtained through their association or employment with the Organization to further their private interests or the private interests of their relatives. The intellectual property rights developed by them during their employment with the Organization shall belong to the Organization and they shall execute all necessary documentation in order to transfer the rights created in any intellectual property to the Organization whenever required to do so.

Non-disclosure of confidential information

A Stakeholder must abide by the clause, about the non-disclosure of confidential information, stated in the “Non Disclosure Agreement” or the contract of employment signed by the Stakeholder at the time of entering into employment with the Organization. In case a disclosure of confidential information has to be made to a potential business partner; the Stakeholder must make sure that a non-disclosure agreement is signed by the party. Guidance and template documents are available from the legal department regarding non-disclosure agreements. The Stakeholder must not sign any non-disclosure agreement of the customer or supplier without following the Non Disclosure Agreement Policy.

Compliance to Corporate policies

All external communications by designated Stakeholders shall be in accordance with the Information Security Policy of the Organization. Stakeholders using the Organization’s computer database or electronic mail system will be expected to comply with the internal policies and procedures that guide the storage, use and transmission of information through this medium.

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13	PUBLIC REPRESENTATION OF THE ORGANIZATION

The Organization honors the information requirements of the public and its Stakeholders. In all its public appearances, with respect to disclosing Organization and business information to public constituencies such as the media, the financial community, Stakeholders and shareholders, the Organization or subsidiaries shall be represented only by specifically authorized directors and Stakeholders. It shall be the sole responsibility of these authorized representatives to disclose information about the Organization.

14	FAIR DEALING

In carrying out their duties and responsibilities, all Stakeholders should endeavour to deal fairly, and should promote fair dealing by the Organization, its Stakeholders and agents, with customers, suppliers and competitors. No Stakeholder should seek to take unfair advantage of anyone (including the Organization) through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Giving and accepting gifts

No Stakeholder shall directly or indirectly solicit, accept or retain , nor offer or make any illegal payments, remuneration, gifts, entertainment, trip, discount, service or other benefit from any Organization or person doing business with the Organization or competing with the Organization, other than (i) modest gifts or entertainment; (ii) nominal benefits as part of the normal business courtesy and hospitality that would not influence, and would not reasonably appear to be capable of influencing, such person to act in any manner not in the best interest of the Organization. The total value of such a gift, entertainment or benefit should not exceed 50USD. Gifts exceeding the aforesaid amounts need specific approval from the President & the CEO of the Organization. This is applicable to both giving as well as receiving gifts.

15	TRADING OF THE ORGANIZATION SHARES

All Stakeholders shall comply in all respects with all applicable laws and regulations on trading in securities of the Organization and shall also comply with the Organization’s Insider Trading Policy and Special Trading Procedures.

Note that certain special trading procedures will also apply to all officers, directors and certain employees of MAJESCO.

A copy of the Organization’s Insider Trading Policy and Special Trading Procedures is available in the Employee Handbook of the Organization/posted on the Organization’s Intranet.

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16	SHAREHOLDERS

The Organization shall be committed to enhance shareholder value and comply with all regulations and laws that govern shareholder rights. The Board of Directors of MAJESCO shall duly and fairly inform its shareholders about all relevant aspects of the Organization’s business, and disclose such information in accordance with relevant regulations and agreements.

17	ETHICAL CONDUCT

Every Stakeholder of the Organization, including full-time directors and the chief executive, shall exhibit culturally appropriate deportment in the countries they operate in, and deal on behalf of the Organization with professionalism, honesty and integrity, while conforming to high moral and ethical standards. Such conduct shall be fair and transparent and be perceived to be so by third parties.

18	INTEGRITY OF INFORMATION/RECORDS

No Stakeholder shall create or condone the creation of a false record and shall not destroy or condone the destruction of a record, except in accordance with the guidelines laid down in this regard or permitted under any law of the land for the time being in force.

19	CORPORATE CITIZENSHIP

The Organization shall be committed to good corporate citizenship, not only in the compliance of all relevant laws and regulations but also by actively assisting in the improvement of quality of life of the people in the communities in which it operates. The Organization shall encourage volunteering by its Stakeholders and collaboration with community groups.

The Organization shall not treat these activities as optional, but should strive to incorporate them as an integral part of its business plan.

20	THE ENVIRONMENT

The Organization shall comply with all the laws & regulations concerning the protection of the environment and make every effort to be informed and aware of the environmental issues concerning the business of the Organization.

All business undertaken by the Organization will be conducted in accordance with the laws and regulations concerning the protection of the environment and all reasonable efforts.

21	WHISTLEBLOWER

Stakeholders should endeavour to promote ethical behaviour and to encourage Stakeholders to report evidence of illegal or unethical behaviour to appropriate Organization personnel through the Whistle Blower Policy. A copy of the Organization’s

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Whistle Blower Policy is available in the Employee Handbook of the Organization/posted on the Organization’s Intranet. It is the policy of the Organization not to allow retaliation against any Stakeholder who makes a good faith report about a possible violation of this Code.

Alleged violations of this Code and the basis for the allegations must be reported as provided under the Organization’s Whistle Blower Policy.

Complaints regarding accounting, financial statements, internal accounting controls and auditing matters will be notified to the Audit Committee.

Complaints must provide sufficient information so that a reasonable investigation can be concluded. All reports made in good faith will be treated promptly and professionally and without risk of retaliation to the person who made the report. Any use of these reporting procedures in bad faith, however, or in a false or frivolous manner, will be considered a violation of this Code.

The Organization will investigate all credible allegations concerning violations of this Code. In doing so, the Organization will use reasonable efforts to protect the identity of the person who reports the potential misconduct. Retaliation for reports made in good faith will not be tolerated. Indeed, Stakeholders who engage in retaliation will be subject to discipline, up to and including termination, and in appropriate cases, civil and/or criminal liability. Any person involved in any investigation in any capacity of a possible violation of this Code must not discuss with anyone, or report to anyone outside of the investigation unless required by applicable laws and regulations or when seeking his or her own legal advice. Any such person is also expected to cooperate fully in any investigation.

22	WAIVERS AND AMENDMENTS

In certain cases, it may be appropriate for a provision of this Code to be waived. Any Stakeholder seeking a waiver should speak to his or her supervisor, who will likely need to consult with the Legal Department or others within the Organization in consideration of the waiver or request.

The provisions of this Code applicable to Directors and executive officers of the Organization may only be waived by the Board of Directors of MAJESCO or by the Audit Committee of the Board of Directors of MAJESCO and will be promptly disclosed publicly by the Organization as required by law and applicable regulations, including the requirements of the stock exchanges on which the Organization’s securities are listed and from time to time. Such disclosure may include the nature of the waiver, the name of the individual for whom the Organization granted the waiver and the date of the waiver.

Any amendment or modification to this Code shall be with the prior approval of the Board of Directors of MAJESCO and will be promptly disclosed as required by applicable laws and regulations, including the requirements of the stock exchanges on which the Organization’s securities are listed and from time to time..

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23	COMPLIANCE STANDARDS AND PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations there may be “grey areas” for which it may be difficult to know the right thing to do. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are some steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from the Organization’s resources. In the rare case in which it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Head of human resources.

•	Your report of violations of this Code is in confidence and without fear of retaliation. Confidentiality will be observed in connection with any reports under this Code and disclosure of information will be made only as reasonably necessary to conduct a legally-required investigation. The Organization does not permit retaliation of any kind against Stakeholders for good faith reports of violations of this Code or questionable accounting or auditing matters. “Good faith” does not mean that you have to be right - but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to our attention through one of the available channels.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

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Note: In case of statutory regulations of a particular country with respect to any of the sections mentioned in this Code of Conduct and Business Ethics being different, the former provisions will override that which has been stated in this document. The provisions of such sections will be given in the Employee Handbooks of each country.

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24	SELF DECLARATION

This document needs to be completed and returned to HR after going through this Code.

Stakeholder Details:

Full Name:
Employee. Code:	DU/BU/CF:

I, ______________________________ declare that I have read and understood the Code of Business Conduct & Ethics Policy (Code) of the Organization, including the Conflict of Interest Policy contained therein. I agree to abide by the set standards stipulated in the Code and shall report any area/activity that is likely to lead to Conflict of Interest or to violation of the Code, to my Manager or an HR representative.

I certify that I hold no interests other than those mentioned below which might give rise to a Conflict of Interest or the perception of a Conflict of Interest.

Conflict of Interest Situation(s): (If Applicable)

I am also aware that any infringement or breach of known Conflict of Interest / Code could result in severe disciplinary actions, leading to even termination of my service from the Organization.

I also acknowledge that the Organization may make changes to the Code at any time and that any changes made will be incorporated in and published on the Organization’s intranet and that I am responsible, as an Employee, for ensuring that I am familiar with the Code at all times during my employment in the Organization.

Signature

Date	Place ____________________

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25	APPENDIX

Work Attire

As a Majesco employee, your personal presentation is a reflection of all of us. While working at a client site the minimum acceptable work attire is professional at all times.

Gentlemen:

•	A clean, neatly pressed dress shirt (button front)

•	Slacks (khakis acceptable if neatly pressed)

•	Leather or leather-like shoes (no athletic shoes)

•	Ties optional (depending on the requirements at the client’s office).

Ladies:

•	Skirt and blouse, dresses, or slacks (khakis acceptable if neatly pressed)

•	Leather or leather-like shoes (no athletic shoes)

As an international company, culturally specific clothing is acceptable providing it does not hinder your work performance. We endorse “dress down Fridays” at our regional offices. If the client site you are working at recognizes Fridays as dress down days, the minimum your attire should consist of is:

Clean jeans - no holes

Athletic shoes in good condition

Shorts, obscene, offensive or inappropriate T-shirts or hats are not acceptable on any workday. Mini-skirts and sweat suits are not considered appropriate office attire, either.

The same standards apply when working in Majesco’s offices.

Final decisions concerning dress will be made by the Human Resources Department. Individuals will be informed of inappropriate dress and asked to change during their lunch hour.

Sexual and other Unlawful Harassment Policy

Majesco is committed to providing a work environment free of unlawful harassment. Actions, words, jokes, or comments based on an individual’s sex, race, color, ethnicity, age, religion, or any other legally protected characteristic will not be tolerated.

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An employee should immediately report any incident of sexual or other unlawful harassment or discrimination to his or her manager. If the manager is unavailable, or the employee believes it would be inappropriate to contact that person, the employee should immediately contact the Human Resources Department. While Majesco respects privacy concerns, it cannot promise to keep any report or complaint of discrimination or harassment completely confidential. Majesco will make reasonable efforts to keep the information as confidential as possible while conducting a thorough investigation.

Based on your report, Majesco will conduct an investigation. Majesco prohibits any and all retaliation for submitting a good faith report of unlawful discrimination or for cooperating in any investigation.

All employees and Managers in particular, should immediately notify the Human Resources Department of any incident regarding potential sexual or other unlawful harassment. Upon receipt of a complaint, the human resources department will conduct an investigation. If the investigation determines that prohibited discrimination or other conduct violating Majesco’s policy has occurred, Majesco will take disciplinary action, up to and including termination of employment, against those who engaged in the misconduct. Majesco will also evaluate whether other employment practices should be added or modified in order to deter and prevent that conduct in the future.

Prohibited Conduct

In order to assure orderly operations and provide the best possible work environment, Majesco expects employees to follow rules of conduct that will protect the interests and safety of personnel. It is not possible to list all the forms of behavior that are considered unacceptable in the workplace, but the following are examples of infractions of rules of conduct that may result in disciplinary action, including suspension, demotion, or termination of employment.

•	Irregular attendance: repeated or excessive absence, tardiness or early departures.

•	Unreported absence, absence from assigned and accepted overtime or failure to report an absence in a timely manner.

•	Falsification of employment records, employment information, or other records.

•	Giving knowingly false statements, either verbally or in written form to any manager or co-worker.

•	Excessive personal use of the Company’s telephone or computer systems for non-business reasons.

•	Insubordination: wilful disobedience of any reasonable and legitimate instructions issued by any member of management or supervision and

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anyone authorized to act in such capacity, or addressing such person in an abusive, threatening or contemptuous manner in the presence of others or otherwise.

•	Theft, unauthorized removal or wilful damage to any property belonging to another employee, the Company or to the Company’s customer or visitor.

•	Introduction or possession of firearms, explosives, knives or any instruments that can be used as an injurious or deadly weapon on Company property.

Majesco does not have a formal progressive discipline policy requiring a set number of warnings or counselling sessions. Instead, each case is considered based on its own facts. For example, in the case of misconduct or violation of Majesco’s policies, immediate termination may be appropriate depending on the facts.

This statement of prohibited conduct does not alter or limit Majesco’s policy of employment at will. Either you or Majesco may terminate the employment relationship at any time for any reason, with or without cause or without notice.

Problem Resolution

Majesco is committed to providing the best possible working conditions for all employees. This commitment fosters an open and frank atmosphere in which any problem, complaint, suggestion or question receives a timely response from Majesco’s management.

Majesco strives to ensure fair and honest treatment of all employees. Managers, project leaders and other employees are expected to treat each other with mutual respect. Employees are encouraged to offer positive and constructive criticism.

If an employee disagrees with established rules of conduct, policies or practices, he or she may express concerns through the problem resolution procedure defined in the next paragraph. This procedure should also be initiated when an employee believes a condition of employment or a decision affecting him or her is unjust or inequitable. No employee will be penalized for voicing a complaint in a professional manner or for using this problem resolution procedure. An employee may discontinue the procedure at any step.

Instances of such cases handled at the Geo will be shared by the Geo HR with Group HR Head on a quarterly basis as part of overall tracking.

Problem Resolution Procedure

When an employee believes there is a problem he/she must present the problem to his/her immediate manager after an incident occurs. If the manager is unavailable or if you

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believe it would be inappropriate to contact your manager, you may present the problem to the Human Resources Department. Under no circumstances should the problem be discussed with the customer.

The manager will discuss methods for determining a solution to the problem. If after meeting with a manager you still feel that the problem was not resolved, you may speak with the Human Resources Manager to further explore an appropriate solution.

Equal Opportunity Policy

Purpose

Majesco provides equal employment and advancement opportunities to all employees. Majesco does not discriminate on the basis of race, colour, religion, sex, national origin, age (over 40), disability, veteran status, or any other legally protected classification. This policy governs all aspects of employment including job selection, assignment, compensation, discipline, and termination.

You should report every instance of unlawful discrimination to the Human Resources Department, regardless of whether you or someone else is the subject of the discrimination. Any employees with questions or concerns regarding discrimination in the workplace are encouraged to bring these issues to the attention of their immediate manager or the Human Resources Department. Employees may raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination would be subject to disciplinary action up to and including termination of employment.

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